Exhibit 99.1

PureCycle Technologies Reports Third Quarter 2026 Results

•
Branded programs shipping, under purchase order, in contract negotiation, or final qualification are expected to reach approximately 45-55 million pounds per year at full ramp, which would approach the 40 to 50% utilization range
•
P&G products are on shelves; railcar shipments began in October to a large customer for hot lids; and resin is qualified for shampoo closures at a large global cosmetics company with shipments expected in Q4
•
Ironton produced 5.2 million pounds of PureFive® resin in Q3, up 14% sequentially; operational issues in Q3 limited production and were resolved; production is now in line with current commercial demand
•
Thailand construction permit issued; final terms of the project financing under negotiation
•
Third quarter average monthly operations spending below the guided range

ORLANDO, FLA., November 4, 2026 — PureCycle Technologies, Inc. (Nasdaq: PCT) (“PureCycle” or the “Company”), a U.S.-based company revolutionizing plastic recycling, today announced results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

Commercial

•
Railcar shipments started in October to a large customer for hot lids, representing a program of approximately 7–8 million pounds of expected annual volume once fully ramped
•
Procter & Gamble (P&G) products are on shelves, including Downy and Tide caps, with first Tide deliveries in October; Gain caps are a new application and another brand color the Company has matched; Vicks ZzzQuil lids are in commercial production
•
Resin shipments to a large global cosmetics company are expected to begin in Q4 for shampoo closures with 100% recycled content, and a large global personal care company has approved a white grade for deodorant sticks, with the final trial this month
•
Two major quick-service restaurant cold-cup programs are qualified; launches planned for 2026 moved to 2027 following the New Jersey exemption extension; term sheet conditions are agreed upon, and the supply agreement is under negotiation
•
New Jersey's extension of its food-contact exemption shifted about 15 food-contact programs, approximately 50 million pounds of expected annual volume once fully ramped, into 2027 and in many cases beyond. The Company has moved its primary sales and marketing effort to non-food applications, where the January 2027 compliance date still applies, with initial positive results in October

•
Q3 revenue of $2.3 million primarily reflects operational issues in the quarter and the New Jersey delays; strong branded customer and purchase-order momentum in October

Operations

•
Ironton produced 5.2 million pounds of PureFive® resin in Q3, up 14% from Q2
•
Operational issues in Q3 limited production and were resolved
•
Production is now in line with current commercial demand; as programs convert, the priority is supplying each customer consistently to its specification, so production is designed to rise with shipments
•
On-site compounding transitioned to 24/7 availability and is accelerating many customer programs, with more than 20 grades formulated in-house to meet customers’ specifications
•
The Company continued to make incremental improvements at Ironton to reduce costs and raise operating efficiency
•
Long-term feedstock agreement with WM, the largest recycler in North America, for up to 25 million pounds per year of waste polypropylene bales over three years beginning November 2026; the two companies are also continuing to work together on circularity programs with brands

Growth

•
The construction permit for the Rayong site was issued in September; groundbreaking will be scheduled once the timing of financial close is clear; total project cost estimate remains in the $250 million range
•
Final terms and conditions of the Thailand project financing are under negotiation
•
The Company has invested more than $85 million in equipment and engineering for the Rayong, Thailand project to date
•
Growth projects have reached internal milestones; discretionary spending is on hold until commercial progress at Ironton supports further investment

Finance

•
Total liquidity of $193 million at quarter-end, consisting of cash and cash equivalents, marketable securities and restricted cash, plus the undrawn $200 million revolving credit facility, now extended to September 30, 2028, for total available liquidity of $393 million
•
Monthly operations spending of $7.8 million in Q3, excluding materials purchases of approximately $2.7 million per month, below the Company's previously guided $8.0 to $9.0 million range
•
New cost reduction measures taking effect in Q4 2026 and Q1 2027: more reliance on in-house maintenance and less on contractors, certain roles consolidated and less reliance on temporary labor, outside services brought in-house or set to a routine level, logistics and storage sized to actual volumes, and on-site nitrogen supply in 2027
•
Project and growth spending is expected to be directionally lower in 2027 than in 2026, with a 2027 project spend range to be provided with fourth-quarter results
•
Net income of $6.9 million, including a $58.6 million non-cash gain on the change in fair value of warrants; Adjusted EBITDA of $(28.0) million, improved $0.6 million year over year

Management Commentary

“The third quarter fell short of our plan. Operational issues in Q3 limited production, but we resolved them. New Jersey's extension of the food-contact exemption was a significant challenge, moving about 15 food-contact programs, roughly 50 million pounds of expected annual volume once fully ramped, out of the fourth quarter. Some of those brands are continuing on their own timetable and others have deferred. Two quick-service restaurant cup programs are progressing toward a 2027 ramp, and we have moved our primary sales and marketing effort to non-food applications already in the pipeline, with initial positive results in October,” said Dustin Olson, Chief Executive Officer of PureCycle Technologies.

Olson continued, “Despite the NJ delay, the branded sales ramp is underway. This is a credit to our diverse pipeline and the flexibility of our product. P&G products are on shelves, railcars are moving to a large customer, a large global cosmetics company is expected to begin shipping this quarter, and a large global personal care company has approved our white grade. Including programs in contract negotiation or final qualification, we expect to approach the 40 to 50% utilization range once these programs fully ramp. On site compounding allows us to deliver the grade each customer specifies, which shortens the sales process. More of what decides our success is now within our control, and we are confident in the path ahead.”

“We ended the quarter with $193 million of liquidity and an undrawn $200 million revolver that matures in September 2028, and we are implementing cost efficiencies across the organization,” said Donald Carpenter, Chief Financial Officer of PureCycle Technologies. “Monthly operations spending was $7.8 million, below our guided range, and we will continue reducing costs into 2027. For several years our spending was sized to the challenges of learning to run a first-of-its-kind commercial plant, and the results of our cost reduction efforts should show in monthly operations spending. The Thailand incentives are in place, the construction permit was issued in September, significant capital has been invested, and we are negotiating the final terms of the project financing. We’ve reached internal milestones on growth projects, and discretionary spending is on hold while Ironton ramps.”

Board Update

Separately today, the Company announced the appointment of Fernando Musa as Executive Chairman of the Board of Directors, effective November 3, 2026. Mr. Musa has served on PureCycle’s Board since 2021 and was its Lead Independent Director from 2021 to 2022. He served as Global Chief Executive Officer of Braskem S.A. from 2016 to 2019 and as Chief Executive Officer of Braskem America from 2012 to 2016, and he has advised private equity firms since 2020. His experience scaling polypropylene production and selling it to brands is directly relevant to the Ironton ramp. As Executive Chairman he will provide insight to the Company’s commercial and finance teams and assist management in executing its strategic objectives. Dan Coombs has stepped down as Chairman and will continue as a member of the Board. Dustin Olson continues as Chief Executive Officer.

Financial Update

Financial Results

Net income for Q3 2026 was $6.9 million, which included a $58.6 million non-cash gain on the change in fair value of warrants, compared to a net loss of $28.4 million in Q3 2025. Operating loss in Q3 2026 was $37.5 million compared to $38.9 million in Q3 2025. Adjusted EBITDA was $(28.0) million compared to $(28.6) million in Q3 2025, an improvement of $0.6 million.

Revenue was $2.3 million in Q3 2026, compared to $4.5 million in Q2 2026 and $2.4 million in Q3 2025, primarily reflecting operational issues in the quarter and the New Jersey delays. PureFive® production was 5.2 million pounds in Q3 2026 compared to 4.5 million pounds in Q2 2026 and 7.3 million pounds in Q3 2025.

Cash and Liquidity

PureCycle ended Q3 2026 with total liquidity of $193 million, which includes $109 million in cash and cash equivalents, $71.4 million invested in marketable securities and $12.6 million in restricted cash, compared to $236.9 million at the end of Q2 2026. Including the undrawn $200 million revolving credit facility, total available liquidity was $393 million at the end of Q3.

The Company identified cost reductions, with new measures in effect in Q4 2026 and Q1 2027, and expects to continue reducing costs into 2027. The equipment financing payments concluded in September 2026.

Project Spend

Project spend in Q3 2026 totaled $13.0 million, bringing project spend for the first nine months of 2026 to $47.6 million. The Company expects fourth-quarter project spend of approximately $4 million, mainly committed costs of its other projects, and full-year project spend of approximately $51 million, compared with the full-year range of $45 to $50 million provided in August. Project and growth spending is expected to be directionally lower in 2027 than in 2026. Expected project spend in Q4 2026 and 2027 depends on the timing of the Thailand financing, and the Company will provide a 2027 range with its fourth-quarter results.

Capital Structure

The Company's capital structure is unchanged from the June 2026 refinancing other than the August 2026 extension of the maturity of its $200 million revolving credit facility to September 30, 2028. That facility remains undrawn.

Fourth-quarter 2026 debt service is expected to be approximately $9.4 million, mainly the December 1, 2026 revenue bond payment. The first coupon on the 4.75% senior convertible notes is payable in January 2027. Equipment financing payments concluded in September 2026.

The Company's available capital resources are cash, marketable securities and the undrawn $200 million revolving credit facility. Potential future sources of capital, which the Company does not assume in its liquidity planning, are approximately $76 million of revenue bonds held by the Company, equipment financing on owned PreP equipment ($67.3 million original cost) and approximately $272 million of proceeds if the warrants expiring in March 2027 are exercised at $11.50.

Third Quarter 2026 Conference Call Details

Date: November 4, 2026
Time: 5:00 p.m. ET

Participant Link: PureCycle Technologies Third Quarter 2026 Corporate Update

For participants interested in a listen-only webcast, please access the conference call using the above link. For a calendar reminder, please click HERE.

The conference call will have a live Q&A session. For analyst participants who would like to ask management a question after prepared remarks, please click HERE. You will receive a number and a unique access pin.

Following prepared remarks, management will try to answer investor questions submitted in advance. To submit a question, please send an e-mail to investorquestion@purecycle.com.

The corporate update will be available for replay by clicking HERE or through the Company’s website at www.purecycle.com. A replay of the conference call will be available after 8:00 p.m. ET until February 4, 2027.

The date of the Company's fourth-quarter 2026 results call will be announced separately.

PureCycle Contact

Christian Bruey

cbruey@purecycle.com

Investor Relations Contact

Eric DeNatale

edenatale@purecycle.com

About PureCycle Technologies

PureCycle Technologies LLC, a subsidiary of PureCycle Technologies, Inc., holds a global license for the only patented dissolution recycling technology, developed by The Procter & Gamble Company (P&G), that is designed to transform polypropylene plastic waste (designated as #5 plastic) into a continuously renewable resource. The unique purification process removes color, odor, and other impurities from #5 plastic waste resulting in our PureFive® resin that can be recycled and reused multiple times, changing our relationship with plastic. www.purecycle.com

Forward Looking Statements

This press release contains forward-looking statements, including statements about the continued execution of PureCycle’s business plan, PureCycle expected financial expenditures, future cash needs and availability of liquidity and the expected timing of significant construction milestones for PureCycle’s planned future facilities. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally relate to future events or PureCycle’s future financial or operating performance and may refer to projections and forecasts. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of PureCycle’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this press release. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in each of PureCycle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and PureCycle’s Quarterly Reports on Form 10-Q for various quarterly periods, those discussed and identified in other public filings made with the Securities and Exchange Commission by PureCycle and the following: PCT’s ability to obtain funding for its operations, future capital requirements and future growth, and to continue as a going concern; PCT’s ability to meet, continue to meet, and comply on an ongoing basis with, the numerous regulatory requirements applicable to its PureFive® resin both generally and in food-grade applications and, more broadly, the operations and construction of PCT’s facilities (including in the United States, Europe, Asia and other future international locations); expectations and changes regarding PCT’s strategies and future financial performance, including future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives, which could be impacted by significant changes to tariffs on foreign imports; the ability of PCT’s first commercial-scale recycling facility in Lawrence County, Ohio (the “Ironton Facility”) to be appropriately certified by Leidos Engineering, LLC, following certain performance and other tests, and commence full-scale commercial operations in a timely and cost-effective manner, or at all; PCT’s ability to meet, and to continue to meet, the requirements imposed upon us and our subsidiaries by the funding for its operations, including the funding for the Ironton Facility and the Planned Facilities (as defined below); PCT’s ability to minimize or eliminate the many hazards and operational risks at its manufacturing facilities that can result in potential injury to individuals, disrupt PCT’s business, including interruptions or disruptions in operations at PCT’s facilities, and subject PCT to liability and increased costs; PCT’s ability to complete the necessary funding with respect to, and complete the construction of, the new polypropylene recycling facility in Thailand (the "Thailand Facility"), PCT’s first commercial-scale European plant located in Antwerp, Belgium (the "Belgium Facility"), and the purification facility to be built in Augusta, Georgia (the "Augusta Facility" and, together with the Thailand Facility and the Belgium Facility, the “Planned Facilities”) in a timely and cost-effective manner; PCT’s ability to procure, sort and process polypropylene plastic waste at our planned plastic waste prep facilities; PCT’s ability to maintain exclusivity under The Procter & Gamble Company license; the implementation, market acceptance and success of PCT’s business model and growth strategy, which includes PCT’s ability to bring a total of one billion pounds of installed polypropylene recycling capability online in the future, and PCT’s ability to meet related construction, regulatory, and financing requirements; the ability to negotiate multi-year offtake agreements at appropriate margins to fund ongoing operations; the possibility that PCT may be adversely affected or potentially impacted by economic, business, and/or competitive factors, including interest rates, availability of capital, economic cycles, regulatory developments, and other macro-economic impacts (such as tariffs); changes in the prices and availability of materials (such as steel and other materials needed for the construction of future Feed PreP and purification facilities), including those changes caused by inflation, tariffs and supply chain conditions, such as increased transportation costs and global conflicts, and our ability to obtain such materials in a timely and cost-effective manner; the ability to source feedstock with a high polypropylene content at a reasonable cost and the temporary spike in prices due to global conflicts such as the current conflicts in the Middle East and between Russia and Ukraine; the development of direct competitors in the recycled polypropylene segment that could impact the demand for PCT’s products; the outcome of any legal or regulatory proceedings to which PCT is, or may become, a party; geopolitical risk and changes in applicable laws or regulations; changes in the prices and availability of labor (including labor shortages), turnover in employees, and increases in employee-related costs; any business disruptions due to political or economic instability, pandemics, or armed hostilities (including the ongoing conflicts between Russia and Ukraine and active military conflicts in the Middle East); and operational risks associated with the ability to operate the Ironton Facility and the Planned Facilities, as and when operative, at nameplate capacity.

PCT undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
Should one or more of these risks or uncertainties materialize or should any of the assumptions made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

– financial tables attached –

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenues	$2,349	$2,430	$10,988	$5,660
Operating expenses
Cost of operations	30,762	27,224	96,976	81,246
Research and development	1,265	1,471	4,234	4,432
Selling, general and administrative	7,781	12,668	30,366	42,234
Total operating costs and expenses	39,808	41,363	131,576	127,912
Operating loss	(37,459)	(38,933)	(120,588)	(122,252)
Other expense/(income)
Interest expense	14,763	16,235	45,538	48,939
Interest income	(1,969)	(2,850)	(4,343)	(3,850)
Change in fair value of warrants	(58,553)	(23,745)	(29,058)	1,881
Loss on extinguishment of debt	—	—	34,541	—
Other expense/(income), net	1,432	(203)	1,526	(5,444)
Total other (income)/expense	(44,327)	(10,563)	48,204	41,526
Net income/(loss)	$6,868	$(28,370)	$(168,792)	$(163,778)

Net income/(loss) per share
Basic	$0.00	$(0.19)	$(0.98)	$(0.95)
Diluted	$0.00	$(0.31)	$(0.98)	$(1.07)
Weighted average common shares
Basic	200,924	180,069	188,622	179,024
Diluted	201,244	184,551	188,622	180,518

Other comprehensive loss
Cumulative translation adjustment	$(6)	$(20)	$(314)	$(329)
Unrealized loss on available-for-sale investments	(16)	—	(35)	—
Total comprehensive income/(loss)	$6,846	$(28,390)	$(169,141)	$(164,107)

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	September 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$109,041	$156,694
Available-for-sale investments	71,369	13,631
Restricted cash, current	3,147	1,984
Accounts receivable, net	4,140	2,007
Inventory	20,212	13,824
Prepaid expenses and other current assets	9,657	9,877
Total current assets	217,566	198,017
NONCURRENT ASSETS
Restricted cash, noncurrent	9,481	9,356
Operating lease right-of-use assets	64,415	54,226
Property, plant and equipment, net	662,032	657,752
Prepaid expenses and other noncurrent assets	2,965	3,315
TOTAL ASSETS	$956,459	$922,666

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$9,956	$9,247
Accrued expenses and other current liabilities	21,415	42,815
Accrued interest	7,947	7,805
Current portion of warrant liability	13,327	13,682
Current portion of long-term debt	33,723	6,446
Current portion of related party bonds payable	7,830	7,570
Series A Preferred Stock liability, current	42,159	—
Total current liabilities	136,357	87,565
NONCURRENT LIABILITIES
Deferred revenue	5,000	5,000
Long-term debt, less current portion	310,133	263,355
Related party bonds payable, less current portion	83,701	86,343
Warrant liability, less current portion	16,446	45,149
Operating lease right-of-use liabilities	62,418	52,350
Series A Preferred Stock liability	—	29,606
Other noncurrent liabilities	2,697	2,710
TOTAL LIABILITIES	616,752	572,078

MEZZANINE EQUITY
Series B Convertible Perpetual Preferred Stock	321,213	304,701

STOCKHOLDERS' EQUITY
Common Stock	201	180
Additional paid-in capital	1,003,680	861,953
Accumulated other comprehensive loss	(654)	(305)
Accumulated deficit	(984,733)	(815,941)
TOTAL STOCKHOLDERS' EQUITY	18,494	45,887
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY	$956,459	$922,666

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025
Cash flows from operating activities
Net loss	$(168,792)	$(163,778)
Adjustments to reconcile net loss to net cash used in operating activities
Equity-based compensation	6,609	12,668
Change in fair value of warrants	(29,058)	1,881
Change in fair value of put option	2,256	(3,443)
Depreciation expense	22,200	21,875
Loss on disposal of equipment	426	3,765
Amortization of debt issuance costs and debt discounts	19,804	17,335
Loss on extinguishment of debt	34,541	—
Operating lease amortization expense	3,639	3,398
Other	(439)	938
Changes in operating assets and liabilities
Accounts receivable, net	(2,133)	(1,595)
Inventory	(6,388)	(3,539)
Prepaid expenses and other current assets	30	(878)
Prepaid expenses and other noncurrent assets	350	968
Accounts payable	634	(2,062)
Accrued expenses and other current liabilities	(8,783)	(578)
Accrued interest	3,387	1,820
Operating lease right-of-use liabilities	(3,247)	(2,827)
Net cash used in operating activities	(124,964)	(114,052)
Cash flows from investing activities
Purchase of property, plant and equipment	(42,039)	(27,504)
Purchase of debt securities, available for sale	(125,705)	—
Sale and maturity of available-for-sale investments	68,134	—
Net cash used in investing activities	(99,610)	(27,504)
Cash flows from financing activities
Proceeds from issuance of Series B Convertible Perpetual Preferred Stock	—	300,000
Proceeds from issuance of Common Stock	163,006	33,462
Proceeds from issuance of Convertible Senior Notes	287,500	—
Repurchase of Green Convertible Notes	(241,079)	—
Proceeds from issuance of revenue bonds to third parties	—	16,808
Proceeds from issuance of revenue bonds to related parties	—	10,063
Payments on related party revenue bonds	(3,720)	(535)
Proceeds from revolving credit facility and related party note payable	—	14,900
Payments on revolving credit facility and related party note payable	—	(14,900)
Proceeds from exercise and issuance of warrants	243	6,616
Payments on equipment financing	(4,027)	(7,663)
Stock and debt issuance costs	(19,577)	(7,624)
Payments to repurchase shares	(2,797)	(4,527)
Other financing activities	(1,340)	698
Net cash provided by financing activities	178,209	347,298
Net (decrease)/increase in cash and restricted cash	(46,365)	205,742
Cash and cash equivalents and restricted cash, beginning of period	168,034	41,511
Cash and cash equivalents and restricted cash, end of period	$121,669	$247,253

Information Regarding Non-GAAP Financial Measures

The Company uses certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to supplement its financial statements. These non-GAAP financial measures provide additional information to investors to facilitate comparisons of past and present operating results, identify trends in our underlying operating performance, and offer greater transparency on how the Company evaluates its business activities. These measures are integral to the Company’s process for budgeting, managing operations, making strategic decisions and evaluating its performance.

The Company’s primary non-GAAP financial measures are EBITDA and Adjusted EBITDA. The Company defines EBITDA as net income before interest expense, interest income, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and other items that are not indicative of the Company’s core operating activities. These may include equity-based compensation expense and changes in the fair value of warrants and put options, and other financial items. The Company believes Adjusted EBITDA is valuable for investors and analysts as it provides additional insight into the Company’s operational performance, excluding the impacts of certain financing, investing, and other non-operational activities. This measure helps in comparing the Company’s current operating results with prior periods and with those of other companies in the Company’s industry. It is also used internally for allocating resources efficiently, assessing strategic decisions, and evaluating the performance of the Company’s management team.

There are limitations to Adjusted EBITDA, including its exclusion of cash expenditures, future requirements for capital expenditures and contractual commitments, and changes in the Company’s cash requirements for working capital needs. Adjusted EBITDA also omits significant interest expense and related cash requirements for interest and payments. While depreciation and amortization are non-cash charges, the associated assets will often need to be replaced in the future, and Adjusted EBITDA does not reflect the cash required for such replacements. Additionally, Adjusted EBITDA does not account for income or other taxes or necessary cash tax payments.

Investors should use caution when comparing the Company’s non-GAAP measure to similar metrics used by other companies, as definitions can vary. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for GAAP financial measures. In presenting EBITDA and Adjusted EBITDA, the Company aims to provide investors with an additional tool for assessing the operational performance of the Company’s business. It serves as a useful complement to the Company’s GAAP results, offering a more comprehensive understanding of the Company’s financial health and operational efficiencies. The table at the end of the press release provides a reconciliation from Net Income (Loss) to Adjusted EBITDA for the specified periods.

The following table reconciles GAAP net income (loss) to Adjusted EBITDA (in thousands):

	Q3 2026	Q3 2025
Net income/(loss)	$6,868	$(28,370)
Plus: Interest expense	14,763	16,235
Less: Interest income	(1,969)	(2,850)
Plus: Income taxes	—	—
Plus: Depreciation and amortization	7,454	7,262
EBITDA	27,116	(7,723)
Adjustments:
Plus: Equity-based compensation	2,103	2,903
Plus/(Less): Change in fair value of warrants	(58,553)	(23,745)
Plus/(Less): Change in fair value of put option	1,339	—
Adjusted EBITDA	$(27,995)	$(28,565)

Key Performance Indicators

	Q3 2026	Q2 2026	Q3 2025
Consolidated
Revenue ($MM)	$2.3	$4.5	$2.4
Monthly Ops. Spending ($MM)*	$7.8	$8.4	$8.3

Ironton Purification
PureFive® Production (MM lbs)	5.2	4.5	7.3
Other Production (MM lbs)	0.9	0.1	0.6
Feedstock Processed (MM lbs)	5.8	5.0	8.1

Other Production includes co-products and other saleable volumes, net of reprocessed material. *Monthly operations spending is the average monthly cash spend on operations and corporate costs, excluding materials purchases, turnaround costs (in project spend), and severance and other costs to implement the savings measures. All periods are on the same basis, with Q2 2026 restated to include equipment lease payments ($8.3 million per month as previously reported).

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